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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1 )*


                              Witness Systems, Inc.
       ------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.01 par value
       ------------------------------------------------------------------
                         (Title of Class of Securities)

                                    97742410K
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2001
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

             [ ]  Rule 13d-1(b)
             [ ]  Rule 13d-1(c)
             [X]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 15 pages

CUSIP NO.     97742410K            13G        PAGE     2    OF    15  PAGES
            ----------------                          -----    -------

----------------------------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                          Battery Ventures IV, L.P. 04-3347858

----------------------------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                                (a) / /
                                                                                (b) / /

----------------------------------------------------------------------------------------------------
  3     SEC USE ONLY

----------------------------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

                          Delaware limited partnership

----------------------------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                         - 0 - shares
       NUMBER OF
                          --------------------------------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                         4,932,197 shares

                          --------------------------------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                          - 0 - shares

                          --------------------------------------------------------------------------
          WITH             8    SHARED DISPOSITIVE POWER

                                         4,932,197 shares

----------------------------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                          4,932,197 shares
----------------------------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) / /


----------------------------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                          22.0%
----------------------------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                          PN
----------------------------------------------------------------------------------------------------

                               Page 2 of 15 pages

CUSIP NO.     97742410K            13G        PAGE     3    OF    15  PAGES
            ----------------                          -----    -------

----------------------------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                          Battery Partners IV, LLC
                          04-3347855

----------------------------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                                (a) / /
                                                                                (b) / /

----------------------------------------------------------------------------------------------------
  3     SEC USE ONLY

----------------------------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

                          Delaware limited liability company

----------------------------------------------------------------------------------------------------
                           5    SOLE VOTING POWER
                                         - 0 - shares
       NUMBER OF
                          --------------------------------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                         4,932,197 shares
                          --------------------------------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                          - 0 - shares
                          --------------------------------------------------------------------------
          WITH             8    SHARED DISPOSITIVE POWER

                                         4,932,197 shares

----------------------------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                          4,932,197 shares
----------------------------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) / /


----------------------------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                          22.0%
----------------------------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                          OO
----------------------------------------------------------------------------------------------------

                               Page 3 of 15 pages

CUSIP NO.     97742410K            13G        PAGE     4    OF    15  PAGES
            ----------------                          -----    -------

----------------------------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                          Battery Investment Partners IV, LLC
                          04-3352186

----------------------------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                                (a) / /
                                                                                (b) / /
----------------------------------------------------------------------------------------------------
  3     SEC USE ONLY

----------------------------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

                          Delaware limited liability company

----------------------------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                         - 0 - shares
       NUMBER OF
                          --------------------------------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                         4,932,197 shares
                          --------------------------------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                          - 0 - shares
                          --------------------------------------------------------------------------
          WITH             8    SHARED DISPOSITIVE POWER

                                         4,932,197 shares

----------------------------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                          4,932,197 shares
----------------------------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) / /


----------------------------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                          22.0%
----------------------------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                          OO
----------------------------------------------------------------------------------------------------

                               Page 4 of 15 pages

CUSIP NO.     97742410K            13G        PAGE     5    OF    15  PAGES
            ----------------                          -----    -------

----------------------------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                          Richard D. Frisbie

----------------------------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                                (a) / /
                                                                                (b) / /

----------------------------------------------------------------------------------------------------
  3     SEC USE ONLY

----------------------------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

                          USA

----------------------------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                         68,516 shares
       NUMBER OF
                          --------------------------------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                         4,932,197 shares
                          --------------------------------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                          68,516 shares
                          --------------------------------------------------------------------------
          WITH             8    SHARED DISPOSITIVE POWER

                                         4,932,197 shares
----------------------------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                          5,000,713 shares
----------------------------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) / /


----------------------------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                          22.3%
----------------------------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                          IN
----------------------------------------------------------------------------------------------------

                               Page 5 of 15 pages

CUSIP NO.     97742410K            13G        PAGE     6    OF    15  PAGES
            ----------------                          -----    -------

----------------------------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                          Oliver D. Curme


----------------------------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                                (a) / /
                                                                                (b) / /

----------------------------------------------------------------------------------------------------
  3     SEC USE ONLY

----------------------------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

                          USA

----------------------------------------------------------------------------------------------------
                           5    SOLE VOTING POWER
                                         - 0 - shares
       NUMBER OF
                          --------------------------------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                         4,932,197 shares
                          --------------------------------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                          - 0 - shares
                          --------------------------------------------------------------------------
          WITH             8    SHARED DISPOSITIVE POWER

                                         4,932,197shares

----------------------------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                          4,932,197 shares
----------------------------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) / /



----------------------------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                          22.0%
----------------------------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                          IN
----------------------------------------------------------------------------------------------------

                               Page 6 of 15 pages

CUSIP NO.     97742410K            13G        PAGE     7    OF    15  PAGES
            ----------------                          -----    -------

----------------------------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                          Thomas J. Crotty


----------------------------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                                (a) / /
                                                                                (b) / /

----------------------------------------------------------------------------------------------------
  3     SEC USE ONLY

----------------------------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

                          USA

----------------------------------------------------------------------------------------------------
                           5    SOLE VOTING POWER
                                         77,950 shares
       NUMBER OF
                          --------------------------------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                         4,932,197 shares
                          --------------------------------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                          77,950 shares
                          --------------------------------------------------------------------------
          WITH             8    SHARED DISPOSITIVE POWER

                                         4,932,197 shares

----------------------------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                          5,010,147 shares
----------------------------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) / /


----------------------------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                          22.4%
----------------------------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                          IN
----------------------------------------------------------------------------------------------------


                               Page 7 of 15 pages

CUSIP NO.     97742410K            13G        PAGE     8    OF    15  PAGES
            ----------------                          -----    -------

----------------------------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                          Kenneth P. Lawler
----------------------------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                                (a) / /
                                                                                (b) / /

----------------------------------------------------------------------------------------------------
  3     SEC USE ONLY

----------------------------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

                          USA

----------------------------------------------------------------------------------------------------
                           5    SOLE VOTING POWER
                                         10,458 shares
       NUMBER OF
                          --------------------------------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                         4,932,197 shares
                          --------------------------------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                          10,458 shares
                          --------------------------------------------------------------------------
          WITH             8    SHARED DISPOSITIVE POWER

                                         4,932,197 shares

----------------------------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                          4,942,655 shares
----------------------------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) / /


----------------------------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                          22.1%
----------------------------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                          IN
----------------------------------------------------------------------------------------------------


                               Page 8 of 15 pages

CUSIP NO.     97742410K            13G        PAGE     9    OF    15  PAGES
            ----------------                          -----    -------

----------------------------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                          Todd A. Dagres

----------------------------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                                (a) / /
                                                                                (b) / /

----------------------------------------------------------------------------------------------------
  3     SEC USE ONLY

----------------------------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

                          USA

----------------------------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                         -0- shares
       NUMBER OF
                          --------------------------------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                         4,932,197 shares
                          --------------------------------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                          -0- shares
                          --------------------------------------------------------------------------
          WITH             8    SHARED DISPOSITIVE POWER

                                         4,932,197 shares

----------------------------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                          4,932,197 shares
----------------------------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) / /


----------------------------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                          22.0%
----------------------------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                          IN
----------------------------------------------------------------------------------------------------


                               Page 9 of 15 pages

ITEM 1 (a).       NAME OF ISSUER:

                  Witness Systems, Inc.

ITEM 1 (b).       ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  300 Colonial Center Parkway, Roswell, GA 30076

ITEM 2 (a).       NAME OF PERSON FILING:

                  Battery Ventures IV, L.P. ("Battery Ventures"), Battery
                  Partners IV, LLC ("Battery Partners"), Battery Investment
                  Partners IV, LLC, ("Battery Investment Partners"), Richard D.
                  Frisbie ("Frisbie"), Oliver D. Curme ("Curme"), Thomas J.
                  Crotty ("Crotty"), Kenneth P. Lawler ("Lawler") and Todd A.
                  Dagres ("Dagres"). Frisbie, Curme, Crotty, Lawler and Dagres are the sole member managers of Battery Partners, the sole general partner of Battery Ventures. Battery Investment
                  Partners invests alongside Battery Ventures in all investments made by Battery Ventures. Frisbie is the sole manager of Battery Investment Partners.

ITEM 2 (b).       ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  The address of the principal business office of each of Battery Ventures, Battery Partners, Battery Investment
                  Partners, Frisbie, Curme, Crotty, Lawler and Dagres is c/o
                  Battery Ventures, 20 William Street, Wellesley, MA 02481.

ITEM 2 (c).       CITIZENSHIP:

                  Messrs. Frisbie, Curme, Crotty, Lawler and Dagres are United
                  States citizens. Battery Ventures is a limited partnership organized under the laws of the State of Delaware. Battery
                  Partners and Battery Investment Partners are limited liability companies organized under the laws of the State of Delaware.

ITEM 2 (d).       TITLE OF CLASS OF SECURITIES:

                  Common Stock, $.01 par value

ITEM 2 (e).       CUSIP NUMBER

                  97742410K

ITEM 3.           IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(b) OR 13D-2(b), CHECK
                  WHETHER THE PERSON FILING IS A:


                  (a) /     /       Broker or Dealer registered under Section 15 of the Securities Exchange
                                    Act of 1934 (the "Act").

                  (b) /     /       Bank as defined in Section 3(a)(6) of the Act.

                  (c) /     /       Insurance Company as defined in Section 3(a)(19) of the Act.

                  (d) /     /       Investment Company registered under Section 8 of the Investment
                                    Company Act of 1940.

                  (e) /     /       Investment Advisor registered under Section 203 or the Investment
                                    Advisors Act of 1940.

                  (f) /     /       Employee Benefit Plan, Pension Fund which is subject to the provisions of the
                                    Employee Retirement Income Security Act of 1974 or

                               Page 10 of 15 pages


                                    Endowment Fund; see Rule 13d-1(b)(1)(ii)(F) of the Act.

                  (g) /     /       Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G)
                                    of the Act.

                  (h) /     /       Group, in accordance with Rule 13a-1(b)(1)(ii)(H) of the Act.

                  NOT APPLICABLE

ITEM 4.           OWNERSHIP:

                  (a)      Amount Beneficially Owned:

                           Battery Ventures owns beneficially and of record
                           4,858,214 shares of Common Stock of Witness Systems,
                           Inc. as of December 31, 2001. Battery Investment
                           Partners, which invests alongside Battery Ventures in all investments made by Battery Ventures, owns beneficially and of record 73,983 shares of Common
                           Stock of Witness Systems, Inc. as of December 31,
                           2001. Battery Ventures and Battery Investment
                           Partners may each be deemed to own beneficially the shares of Common Stock of Witness Systems, Inc. held by the other as of December 31, 2001. Battery
                           Partners, the sole general partner of Battery
                           Ventures, may be deemed to own beneficially the shares of Common Stock beneficially owned by Battery
                           Ventures as of December 31, 2001. Frisbie is the sole manager of Battery Investment Partners, and Frisbie,
                           Curme, Crotty, Lawler and Dagres are the sole member managers of Battery Partners, and each therefore may be deemed to own beneficially the shares beneficially owned by Battery Investment Partners and Battery
                           Ventures, respectively, as of December 31, 2001. Each of Battery Partners, Battery Investment Partners,
                           Frisbie, Curme, Crotty, Lawler and Dagres disclaims beneficial ownership of the shares held of record by Battery Ventures, except to the extent of their respective proportionate pecuniary interests therein.
                           Each of Battery Ventures, Battery Partners, Frisbie,
                           Curme, Crotty, Lawler and Dagres disclaims beneficial ownership of the shares held of record by Battery
                           Investment Partners, except to the extent of their respective proportionate pecuniary interests therein.

                  (b)      Percent of Class:

                           Each of Battery Ventures, Battery Partners, Battery
                           Investment Partners, Curme and Dagres may be deemed to own beneficially 22.0% of the Common Stock of Witness Systems, Inc. Frisbie may be deemed to own beneficially 22.3% of the Common Stock of Witness
                           Systems, Inc. Crotty may be deemed to own beneficially 22.4% of the Common Stock of Witness
                           Systems, Inc. Lawler may be deemed to own beneficially 22.1% of the Common Stock of Witness
                           Systems, Inc. The percentages are based on the 22,408,161 shares of Common Stock reported to be outstanding as of November 2, 2001, in the Witness
                           Systems, Inc. Quarterly Report filed on Form 10-Q for the quarter ended September 30, 2001.

                  (c)      Number of Shares as to which such person has:

                  (i)      sole power to vote or direct the vote: Battery
                           Ventures: 0; Battery Partners: 0; Battery Investment
                           Partners: 0; Frisbie: 68,516; Curme: 0; Crotty:
                           77,950; Lawler: 10,458; and Dagres: 0.

                               Page 11 of 15 pages



                  (ii)     shared power to vote or to direct the vote: Battery
                           Ventures: 4,932,197; Battery Partners: 4,932,197;
                           Battery Investment Partners: 4,932,197; Frisbie:
                           4,932,197; Curme: 4,932,197; Crotty: 4,932,197;
                           Lawler: 4,932,197; and Dagres: 4,932,197.

                  (iii) sole power to dispose or to direct the disposition of: Battery Ventures: 0; Battery Partners: 0; Battery
                           Investment Partners: 0; Frisbie: 68,516; Curme: 0;
                           Crotty: 77,950; Lawler: 10,458; and Dagres: 0.

                  (iv) shared power to dispose or to direct the disposition of: Battery Ventures: 4,932,197; Battery Partners:
                           4,932,197; Battery Investment Partners: 4,932,197;
                           Frisbie: 4,932,197; Curme: 4,932,197; Crotty:
                           4,932,197; Lawler: 4,932,197; and Dagres: 4,932,197.

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                  NOT APPLICABLE.

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

                  NOT APPLICABLE.

ITEM 7.           IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE
                  SECURITY BEING REPORTED ON BY THE PARENT COMPANY:

                  NOT APPLICABLE.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                  NOT APPLICABLE.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP:

                  NOT APPLICABLE.

ITEM 10.          CERTIFICATION:

                  NOT APPLICABLE.

                  Not filed pursuant to Rule 13d-1(b).


                               Page 12 of 15 pages

                                    SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 13, 2002           BATTERY VENTURES IV, L.P.

                                    By:  BATTERY PARTNERS IV, LLC

                                         By: /s/ Richard D. Frisbie
                                            --------------------------------
                                            Member Manager

                                    BATTERY PARTNERS IV, LLC

                                    By: /s/ Richard D. Frisbie
                                       -------------------------------------
                                       Member Manager

                                    BATTERY INVESTMENT PARTNERS IV, LLC

                                    By: /s/ Richard D. Frisbie
                                       -------------------------------------
                                       Manager

                                    /s/ Richard D. Frisbie
                                    ----------------------------------------
                                    Richard D. Frisbie

                                                      *
                                    ----------------------------------------
                                    Oliver D. Curme

                                                      *
                                    ----------------------------------------
                                    Thomas J. Crotty

                                                      *
                                    ----------------------------------------
                                    Kenneth P. Lawler

                                                      *
                                    ----------------------------------------
                                    Todd A. Dagres


*By: /s/ Richard D. Frisbie
    ------------------------------

Name: Richard D. Frisbie
     -----------------------------
     Attorney-in-Fact

--------------------------------------------------------------------------------

         This Schedule 13G was executed by Richard D. Frisbie or Oliver D. Curme pursuant to Powers of Attorney which are incorporated herein by reference and copies of which are attached hereto as Exhibit II.

                               Page 13 of 15 pages

                                                                       EXHIBIT I

         Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required on Schedule 13G need be filed with respect to ownership by each of the undersigned of shares of Common Stock of Witness Systems, Inc.

         This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

Dated:  February 13, 2002           BATTERY VENTURES IV, L.P.

                                    By:  BATTERY PARTNERS IV, LLC

                                         By: /s/ Richard D. Frisbie
                                            --------------------------------
                                            Member Manager

                                    BATTERY PARTNERS IV, LLC

                                    By: /s/ Richard D. Frisbie
                                       -------------------------------------
                                       Member Manager

                                    BATTERY INVESTMENT PARTNERS IV, LLC

                                    By: /s/ Richard D. Frisbie
                                       -------------------------------------
                                       Manager

                                    /s/ Richard D. Frisbie
                                    ----------------------------------------
                                    Richard D. Frisbie

                                                      *
                                    ----------------------------------------
                                    Oliver D. Curme

                                                      *
                                    ----------------------------------------
                                    Thomas J. Crotty

                                                      *
                                    ----------------------------------------
                                    Kenneth P. Lawler

                                                      *
                                    ----------------------------------------
                                    Todd A. Dagres


*By: /s/ Richard D. Frisbie
    ------------------------------

Name: Richard D. Frisbie
     -----------------------------
     Attorney-in-Fact

-------------------------------------------------------------------------------

         This Agreement was executed by Richard D. Frisbie or Oliver D. Curme pursuant to Powers of Attorney which are incorporated herein by reference and copies of which are attached hereto as Exhibit II.

                               Page 14 of 15 pages

                                                                EXHIBIT II

                                POWER OF ATTORNEY


         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Oliver D. Curme and Richard D. Frisbie, and each of them, with full power to act without the other, his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and document that may be necessary, desirable or appropriate to be executed in his capacity as a general partner of ABF Partners, L.P., ABF Partners II, L.P., and Battery Partners III, L.P., or in his capacity as a member manager of Battery Partners IV, LLC, with respect to securities held by such signatory as a result of his relationship with any of the foregoing entities or with Battery Ventures, L.P., Battery Ventures II, L.P., Battery Ventures III, L.P. or Battery Ventures IV, L.P., pursuant to
Section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorneys-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorneys-in-fact, or their substitutes, may lawfully do or cause to be done by virtue hereof.

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 14th day of February, 1997.

                                    /s/ Richard D. Frisbie
                                    ----------------------------------------
                                    Richard D. Frisbie

                                    /s/ Robert G. Barrett
                                    ----------------------------------------
                                    Robert G. Barrett

                                    /s/ Howard Anderson
                                    ----------------------------------------
                                    Howard Anderson

                                    /s/ Oliver D. Curme
                                    ----------------------------------------
                                    Oliver D. Curme

                                    /s/ Thomas J. Crotty
                                    ----------------------------------------
                                    Thomas J. Crotty

                                    /s/ Kenneth P. Lawler
                                    ----------------------------------------
                                    Kenneth P. Lawler

                                    /s/ Todd A. Dagres
                                    ----------------------------------------
                                    Todd A. Dagres

                               Page 15 of 15 pages